Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

May 15, 2025

Anebulo Pharmaceuticals, Inc.

1017 Ranch Road 620 South, Suite 107

Lakeway, Texas 78734

Re:	Anebulo Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon the grant, exercise or vesting of awards under the Anebulo Pharmaceuticals, Inc. 2020 Stock Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined copies of only the following documents: (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended; (ii) the Amended and Restated Bylaws of the Company, as amended; (iii) resolutions adopted by the Board of Directors and stockholders of the Company; (iv) the Registration Statement; (v) the Plan and (vi) such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Shares and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s common stock.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP